Exhibit 99.1

QHY Group Completes the Raise of $2.2 Million Dollars U.S. in a Private Placement

Business Initiatives to be announced in January 2019

Dec 28, 2018, 8:00am EST

NEW YORK, Dec. 28, 2018 /PRNewswire/ -- QHY Group (the Company, OTC:PK: “QHYG”) today announced that it has received in escrow $2,196,500 from investors in a private placement of 6,655,750 shares of QHYG common stock and closed the transaction.

Pursuant to the terms of the non-brokered private placement, the Company has agreed to sell 6,655,750 common shares to investors for $2,196,500. In addition, the investors are not affiliated with the Company.

The proceeds from the private placement are anticipated to be used for working capital purposes, mainly for business development in developed countries including but not limited to Australia and New Zealand.

About QHY Group

QHY Group, a Nevada corporation, is engaged in marketing advanced wastewater treatment solutions with innovative technologies throughout the world. Through its wholly owned subsidiary PBG Water Solutions International Inc. (“PBG Water”), the Company entered into a License Agreement with Beijing QHY Environment S&T Co. Ltd. and Mr. Max Mao, pursuant to which the Company acquired the exclusive right to 21 patents and related technologies for the treatment of wastewater. The agreement grants the Company the worldwide exclusive right to use the technologies which are the subject of the License for a term extending through June 30, 2037.

Forward-Looking Statements

Certain matters discussed in this press release are ‘forward-looking statements’ intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding its intent and expectation to enter into any further sales agreement or arrangement. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.